INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 24 to Registration Statement No. 33-48605 of The 59 Wall Street Fund, Inc. on Form N-1A of our reports dated December 22, 2000 and December 17, 1999, appearing in the annual reports to shareholders of The 59 Wall Street U.S. Equity Fund (and the U.S. Equity Portfolio), The 59 Wall Street International Equity Fund (and the International Equity Portfolio), The 59 Wall Street Tax Efficient Equity Fund and The 59 Wall Street Inflation-Indexed Securities Fund for the years ended October 31, 2000 and 1999 and to the reference to us under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information, which are part of such Registration Statement.

/S/DELOITTE & TOUCHE LLP
Boston, Massachusetts
February 23, 2001